Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated October 10, 2018 with respect to the audited balance sheet of NeoVolta Inc. as of June 30, 2018 and the related statements of operations, stockholders’ deficit and cash flows for the period from March 5, 2018 (inception) to June 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 10, 2018